Exhibit 4.2

Otter Tail Corporation

Second Amendment
Dated as of October 1, 2004

to

Note Purchase Agreement
Dated as of December 1, 2001

Re: $90,000,000 6.63% Senior Notes

due December 1, 2011

Second Amendment to Note Purchase Agreement

     This Second Amendment dated as of October 1, 2004 (the or this “Second Amendment”) to the Note Purchase Agreement dated as of December 1, 2001 is between and among Otter Tail Corporation, a Minnesota corporation (the “Company”), and each of the institutions which is a signatory to this Second Amendment (collectively, the “Noteholders”).

Recitals:

     A. The Company and each of the Noteholders have heretofore entered into the Note Purchase Agreement dated as of December 1, 2001, as amended by a First Amendment thereto dated as of December 1, 2002 (as heretofore amended, the “Note Purchase Agreement”). The Company has heretofore issued the $90,000,000 6.63% Senior Notes due December 1, 2011 (the “Notes”) dated December 27, 2001 pursuant to the Note Purchase Agreement. The Noteholders are the holders of 100% of the outstanding principal amount of the Notes.

     B. The Company has requested that the Note Purchase Agreement be amended to, among other things, (1) eliminate the Investment Grade Put Event set forth in Section 8.3 of the Note Purchase Agreement and, in place thereof, add a Transfer of Utility Assets Put Event, (2) eliminate the Company’s option in clause (B) of Section 10.5(d) to use the Net Proceeds Amount from a Transfer of Utility Assets to be applied to a Utility Property Reinvestment Application and, in its place, permit the Company to use such Net Proceeds Amount to be applied to a Debt Prepayment Application, with any remaining Net Proceeds Amount being applied to a Utility Property Reinvestment Application and (3) provide that the Company deposit into a segregated investment account a minimum amount of Net Proceeds Amount from Transfers of Utility Assets during any consecutive four fiscal quarter period of the Company in which the Disposition Value of such Transfers has exceeded 5% of Total Utility Plant, each as more fully set forth herein.

     C. The Company and the Noteholders now desire to amend the Note Purchase Agreement to address those items in B above in the respects, but only in the respects, hereinafter set forth.

     E. Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement (as amended hereby) unless herein defined or the context shall otherwise require.

     Now, therefore, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in §3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Section 1. Amendments.

     Section 1.1. Section 8.3 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

          “Section 8.3. Transfer of Utility Assets Put Event. (a) In the event that a Transfer of Utility Assets Put Event shall occur, the Company will give written notice (a “Company Notice”) of such fact not more than 15 days after the occurrence of such event to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of the Transfer of Utility Assets Put Event in reasonable detail, (ii) describe the Debt of the Company then outstanding, (iii) refer to this Section 8.3 and the right of the holders of the Notes to require the Company to purchase their Notes on the terms and conditions provided for herein upon the occurrence of a Transfer of Utility Assets Put Event, and (iv) contain an offer by the Company to purchase all of the outstanding Notes in full together with unpaid accrued interest to the date of purchase and the Make-Whole Amount. Each holder of the Notes shall have the right to accept such offer and require purchase of the Notes held by such holder in full by written notice to the Company given within 60 days following receipt of the Company Notice. On the date designated in such holder’s notice (which shall be not less than 15 days nor more than 30 days after the date such notice is delivered to the Company), the Company shall purchase all Notes held by such holder at 100% of the principal amount of such Notes, together with unpaid accrued interest thereon to the date of purchase, and the Make-Whole Amount, if any. Failure to respond by a holder of the Notes shall constitute an acceptance of such offer and the date of purchase shall be the 10th Business Day following the end of the 60 day period referred to in the preceding sentence. The obligation of the Company to give notice in accordance with this subsection (a) shall remain in effect so long as any Notes remain outstanding.

          (b) In the event that a holder of the Notes shall have rejected the Company’s offer of purchase of its Notes in connection with a Transfer of Utility Assets Put Event, such holder shall have the right to require the Company to purchase its Notes at a Subsequent Transfer of Utility Assets Put Event. The provisions in subsection (a) of this Section 8.3 shall apply upon the occurrence of Subsequent Transfer of Utility Assets Put Event.

          (c) For purposes of this Section 8.3, “Transfer of Utility Assets Put Event” shall mean, and occur on, the first date on which the Disposition Value of all property that was the subject of any Transfer of Utility Assets (i) occurring in any Four Quarter Period which begins on or after July 1, 2004, exceeds 15% of Total Utility Plant as of the end of the then most recently ended fiscal year of the Company, or (ii) occurring after July 1, 2004 through the date of determination on a cumulative basis exceeds 25% of Total Utility Plant as of the end of the then most recently ended fiscal year of the Company; and “Subsequent Transfer of Utility Assets Put Event” shall mean, and occur on, the date on which the Disposition Value of all property that was the subject of any

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Transfer of Utility Assets occurring after the Transfer of Utility Assets Put Event through the date of determination exceeds 10% of Total Utility Plant as of the end of the then most recently ended fiscal year of the Company. All Transfers of Utility Assets, regardless of whether the Net Proceeds Amount therefrom were used for a Utility Property Reinvestment Application or a Debt prepayment Application in accordance with the terms of Section 10.5(d), shall be included in the determination of the occurrence of a Transfer of Utility Assets Put Event and Subsequent Transfer of Utility Assets Put Event, as the case may be.”

     Section 1.2. Section 10.5(c) of the Note Purchase Agreement shall be and is hereby amended by inserting the phrase “Debt Prepayment Application and/or a” and the phrase “in accordance with the terms of subsection (d) of this Section 10.5” immediately before and after, respectively, the phrase “Utility Property Reinvestment Application within 180 days after such Transfer” appearing therein.

     Section 1.3. Section 10.5 of the Note Purchase Agreement shall be and is hereby further amended by deleting subsection (d) therein in its entirety and adding a new subsection (d) and (e) thereto to read as follows:

          “(d) immediately after giving effect to a Transfer of Utility Assets, the Disposition Value of all property that was the subject of any Transfer of Utility Assets (i) occurring in the period of four fiscal quarters of the Company then next ending would not exceed 10% of Total Utility Plant (the “10% Four Quarter Limit”) as of the end of the then most recently ended fiscal year of the Company, and (ii) occurring after the Closing Date through the date of determination would not exceed 25% of Total Utility Plant (the “25% Cumulative Limit”) as of the end of the then most recently ended fiscal year; provided, that if the Net Proceeds Amount for any Transfer is applied to a Utility Property Reinvestment Application within 180 days after such Transfer, then such Transfer, only for purposes of compliance with subsection (d) of this Section 10.5 as of a date on or after the Net Proceeds Amount is so applied, shall be deemed not to be a Transfer of Utility Assets; provided, however, that if the Disposition Value of any property subject to a Transfer of Utility Assets when added to the Disposition Value of other Transfers of Utility Assets pursuant to clause (i) or (ii) of this subsection (d) would be in excess of either or both of the applicable 10% Four Quarter Limit or the 25% Cumulative Limit, then such Transfer shall be deemed not to be a Transfer of Utility Assets for purposes of compliance with subsection (d) of this Section 10.5 only if the Net Proceeds Amount for such Transfer is (A) deposited upon receipt by the Company in a segregated investment account with an institution which is not a creditor of the Company or any of its Subsidiaries (such account being referred to herein as the “Utility Assets Proceeds Account”) and kept therein until application under the following clause (B) and (B) applied directly to a Debt Prepayment Application within 180 days after such Transfer and any remaining Net Proceeds Amount thereafter (such remaining Net Proceeds Amount resulting from one or more holders electing not to receive a Debt Prepayment Application) are applied to a Utility Property Reinvestment Application within 180 days after such Transfer, provided, for the purposes of the foregoing clauses

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

(A) and (B), any Put Event Funds deposited in the Utility Assets Proceeds Account pursuant to Section 10.5(e) in connection with a Transfer with respect to which a deposit is required under this subsection (d), may be used towards satisfying the deposit requirement in clause (A) hereof and, subject to the provisions of Section 10.5(e), may be applied to a Debt Prepayment Application and Utility Property Reinvestment Application in accordance with clause (B) hereof; and

          (e) if during any Four Quarter Period which begins on or after July 1, 2004, the Net Proceeds Amount from any Transfer of Utility Assets when added to the Net Proceeds Amount from any other such Transfers during such Four Quarter Period exceeds 5% of Total Utility Plant as of the most recently ended fiscal year, such Net Proceeds and any other Net Proceeds Amounts from any Transfers occurring thereafter during such Four Quarter Period (collectively, the “Put Event Funds”) shall be deposited into the Utility Assets Proceeds Account and such Put Event Funds together with any other funds in the Utility Assets Proceeds Account (collectively, all such funds so deposited or in the Utility Assets Proceeds Account being “Available Funds”) shall be used to the extent of a Pro Rata Part thereof for the repurchase of any Notes pursuant to Section 8.3 in connection with either a Transfer of Utility Assets Put Event or a Subsequent Transfer of Utility Assets Put Event (collectively, the “Put Events” or individually a “Put Event”) with the remaining balance of such Available Funds to be used to prepay other Debt of the Company, provided, that if any such Put Event occurs after an offer has been made by the Company for a Debt Prepayment Application, the Available Funds needed to consummate such Debt Prepayment Application shall first be used for such purpose and any remaining Available Funds shall be used to the extent of a Pro Rata Part thereof for the repurchase of Notes resulting from such Put Event pursuant to Section 8.3 with the remaining balance of such Available Funds to be used to prepay other Debt of the Company, provided, further that (i) so long as no Put Event has occurred, Put Event Funds shall be released to the Company at the end of the third fiscal quarter next following the fiscal quarter in which such Put Event Funds were so deposited unless required for application pursuant to Section 10.5(d) and (ii) if a Put Event was exercised and Available Funds remain in the Utility Assets Proceeds Account, such Available Funds shall be released unless required for application pursuant to Section 10.5(d).” As used in this Section 10.5(e) the term “Pro Rata Part” means an amount equal to the applicable Available Funds multiplied by a fraction the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the aggregate principal amount of Debt of the Company then outstanding.

     Section 1.4. The defined term “Debt Prepayment Application” appearing in Schedule B of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

          “Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Company or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Debt of the Company; provided, (a) that in the course of making such application, the Company shall give to each holder of Notes a written offer to prepay each outstanding Note held by such holder at par if

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

made pursuant to Section 10.5(c), or at par plus the applicable Make-Whole Amount if made pursuant to Section 10.5(d), in accordance with the following provisions in a principal amount equal to the Ratable Portion of such Note. In connection with an offer to prepay pursuant to Section 10.5(c) only, if any holder of a Note fails to accept such an offer of prepayment, then for purposes of the preceding sentence only the Company nevertheless shall be deemed to have paid Debt of the Company in an amount equal to the Ratable Portion for such Note. The offer to prepay shall specify a date for prepayment (the “Proposed Prepayment Date”) not less than 30 days nor more than 45 days after the date of such offer. A holder of Notes may accept the offer to prepay by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of such offer, and a failure by a holder of Notes to accept an offer to prepay (i) pursuant to Section 10.5(c) shall constitute a rejection of such offer by such holder, or (ii) pursuant to Section 10.5(d) shall be deemed to constitute an acceptance of such offer by such holder. Upon an acceptance by the holder as set forth above of an offer by the Company to prepay such Notes, the Notes shall become due and payable at par (plus the Make-Whole Amount in cases of a prepayment pursuant to Section 10.5(d)) on the Proposed Prepayment Date for such Notes. “Ratable Portion” for any Note means an amount equal to the product of (x) the Net Proceeds Amount being so applied to the payment of Debt of the Company multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Debt of the Company.

     Section 1.5. The following defined terms shall be and are hereby added in alphabetical order to Schedule B of the Note Purchase Agreement:

          “Four Quarter Period” means a period of four consecutive fiscal quarters of the Company.

          “Put Event” is defined in Section 10.5(e).

          “Put Event Funds” is defined in Section 10.5(e).

          “Subsequent Transfer of Utility Assets Put Event” is defined in Section 8.3(c).

          “Transfer of Utility Assets Put Event” is defined in Section 8.3(e).

          “Utility Assets Proceeds Account” is defined in Section 10.5(d).

     Section 1.6. The following defined terms appearing in Schedule B of the Note Purchase Agreement are hereby deleted in their entirety: “Acceptable Rating” and “Designated Rating”.

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Section 2. Representations and Warranties of the Company.

     Section 2.1. To induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company represents and warrants to the Noteholders that:

          (a) this Second Amendment has been duly authorized, executed and delivered by it and this Second Amendment constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

          (b) the Note Purchase Agreement, as amended by this Second Amendment, constitutes the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

          (c) the execution, delivery and performance by the Company of this Second Amendment (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this § 2.1(c);

          (d) as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing; and

          (e) all the representations and warranties contained in Section 5 of the Note Purchase Agreement are true and correct in all material respects with the same force and effect as if made by the Company on and as of the date hereof.

Section 3. Conditions to Effectiveness of This Second Amendment.

     Section 3.1. This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

          (a) executed counterparts of this Second Amendment, duly executed by the Company and the holders of 100% of the outstanding principal of the Notes, shall have been delivered to the Noteholders;

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

          (b) the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Second Amendment, certified by its Secretary or an Assistant Secretary;

          (c) the representations and warranties of the Company set forth in § 2 hereof are true and correct on and with respect to the date hereof;

          (d) the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in §§ 2.1(a), 2.1(b) and 2.1(c) hereof, which opinion shall be in form and substance satisfactory to the Noteholders;

          (e) Varistar Corporation shall have affirmed its obligations under the Guaranty Agreement pursuant to an Affirmation in the form of Exhibit A hereto;

          (f) the Banks which are parties to the Bank Credit Agreement which contains ratings triggers, shall have entered into an amendment to the Bank Credit Agreement to remove such triggers;

          (g) the Company shall have paid the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, pursuant to § 4.1; and

          (h) the Company shall have paid to the holders of the Notes, on a pro rata basis, a non-refundable fee of one-tenth of one percent (1/10 of 1%) of the outstanding principal amount of the Notes.

Upon receipt of all of the foregoing, this Second Amendment shall become effective.

Section 4. Payment of Noteholders’ Counsel Fees and Expenses.

     Section 4.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholders, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

Section 5. Miscellaneous.

     Section 5.1. This Second Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

     Section 5.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreement without making specific reference to this Second Amendment but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

     Section 5.3. The descriptive headings of the various Sections or parts of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     Section 5.4. This Second Amendment shall be governed by and construed in accordance with New York law.

     Section 5.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

Otter Tail Corporation

/s/ Kevin Moug
Kevin Moug
Chief Financial Officer and Treasurer

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Accepted and Agreed to:

The Prudential Insurance Company of America
By:	/s/ Brian N. Thomas
	Name:	Brian N. Thomas
	Title:	Vice President

Hartford Life Insurance Company

By: Prudential Private Placement Investors, L.P., as Investment Advisor

By: Prudential Private Placement Investors, Inc., General Partner

By:	/s/ Brian N. Thomas
	Name:	Brian N. Thomas
	Title:	Vice President

Medica Health Plan

By: Prudential Private Placement Investors, L.P., as Investment Advisor

By: Prudential Private Placement Investors, Inc., General Partner

By:	/s/ Brian N. Thomas
Name: Brian N. Thomas Vice President

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Accepted and Agreed to:

General Electric Capital Assurance Company
By:	/s/ Scott Sell
	Name:	Scott Sell
	Title:	Investment Officer

GE Capital Life Assurance Company of New York
By:	/s/ Scott Sell
	Name:	Scott Sell
	Title:	Investment Officer

First Colony Life Insurance Company
By:	/s/ Scott Sell
	Name:	Scott Sell
	Title:	Investment Officer

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Accepted and Agreed to

Treasurer of the State of South Carolina South Carolina Retirement System
By /s/ Richard G. Patsy
Name:	Richard G. Patsy
Title:	Director of Investments

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Accepted and Agreed to

AIG Edison Life Insurance Company

By:	AIG Global Investment Corp, investment sub-adviser

	By	/s/ Victoria Y. Chin
Victoria Y. Chin
Vice President

Otter Tail Corporation	Second Amendment to Note Purchase Agreement

Accepted and Agreed to

Country Life Insurance Company

By	/s/ Chad Moser
Name: Chad Moser
Title: Portfolio Manager

Exhibit A

Affirmation of Guaranty Agreement

     This Affirmation of Guaranty Agreement (the or this “Affirmation”) is made as of the first day of October, 2004, by Varistar Corporation, a Minnesota corporation (the “Subsidiary Guarantor”) in favor of the Purchasers named in Schedule I to the hereinafter defined Note Purchase Agreement (together with their successors, assigns and transferees, the “Noteholders”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the hereinafter defined Note Purchase Agreement.

Witnesseth:

     Whereas, the Subsidiary Guarantor is presently a subsidiary of Otter Tail Corporation, a Minnesota corporation (the “Company”);

     Whereas, the Company and the Noteholders have entered into the Note Purchase Agreement dated as of December 1, 2001, as amended by a First Amendment thereto dated as of December 1, 2002 (as amended, modified, restated or otherwise supplemented from time to time, the “Note Purchase Agreement”); pursuant to which the Company has issued and sold to the Noteholders its $90,000,000 6.63% Senior Notes, due December 1, 2011 (the “Notes”);

     Whereas, in connection with the Note Purchase Agreement, the Subsidiary Guarantor previously executed and delivered to the Noteholders the Guaranty Agreement dated as of December 1, 2001 (the “Guaranty Agreement”), pursuant to which the Subsidiary Guarantor has absolutely and unconditionally guaranteed the payment of the Notes and the performance by the Company of its obligations under the Note Purchase Agreement;

     Whereas, the Company and the Noteholders have entered into a Second Amendment dated as of October 1, 2004 (the “Second Amendment”) to the Note Purchase Agreement, pursuant to which certain provisions of the Note Purchase Agreement have been amended;

     Whereas, the Company and the Subsidiary Guarantor have derived both direct and indirect benefits from the issuance and sale of the Notes and will derive both direct and indirect benefits from the execution and delivery by the Noteholders of the Second Amendment;

     Whereas, it is a condition precedent to the execution and delivery by the Noteholders of the Second Amendment that the Subsidiary Guarantor execute this Affirmation to acknowledge the Second Amendment and to reaffirm its obligations under the Guaranty Agreement;

     Now, Therefore, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees as follows:

     1. Second Amendment. The Subsidiary Guarantor acknowledges the Second Amendment, and agrees that the Notes and the obligations of the Company under the

Note Purchase Agreement, as amended by the Second Amendment, are guaranteed by the Guaranty Agreement. All references in the Guaranty Agreement to the “Note Purchase Agreement” shall be deemed to refer to the Note Purchase Agreement, as amended by the Second Amendment.

     2. Affirmation. In connection with the execution and delivery of the Second Amendment, the Subsidiary Guarantor ratifies and affirms all of its payment and performance obligations under the Guaranty Agreement, in each case as if each reference in such Guaranty Agreement to the obligations secured thereby is construed to hereafter mean and refer to such obligations under the Note Purchase Agreement, as amended by the Second Amendment. The Subsidiary Guarantor hereby consents to the terms and conditions of the Note Purchase Agreement, as amended by the Second Amendment, and acknowledges receipt of a copy of the Second Amendment and acknowledges that the Guaranty Agreement remains in full force and effect and is hereby ratified and confirmed. The execution of this Affirmation shall not operate as a waiver of any right, power or remedy of the Noteholders, nor constitute a waiver of any provision of the Guaranty Agreement nor constitute a novation of any of the obligations under the Notes or the Note Purchase Agreement, as amended by the Second Amendment.

     3. Successors and Assigns. This Affirmation shall be binding upon the Subsidiary Guarantor and upon its respective successors and assigns and shall inure to the benefit of the Noteholders and its respective successors and assigns. The successors and assigns of such entities shall include, without limitation, their respective receivers, trustees, or debtors-in-possession.

     4. Further Assurances. The Subsidiary Guarantor hereby agrees from time to time, as and when requested by any Noteholder, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as such Noteholder may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Affirmation, the Notes, the Guaranty Agreement the Note Purchase Agreement, as amended by the Second Amendment.

     5. Definitions. All references to the singular shall be deemed to include the plural and vice versa where the context so requires.

     6. Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.

     7. Severability. Wherever possible, each provision of this Affirmation shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Affirmation shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Affirmation.

     8. Merger. This Affirmation represents the final agreement of the Subsidiary Guarantor with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, among the Company, the Subsidiary Guarantor or the Noteholders.

     9. Execution in Counterparts. This Affirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     10. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

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     In Witness Whereof, this Affirmation has been duly executed by the undersigned as of the day and year first set forth above.

Varistar Corporation, a Minnesota
corporation

By	/s/ Kevin Moug
Kevin G. Moug
Its: CFO and Treasurer